As filed with the Securities and Exchange Commission on July 10, 2008

File No. 001-34036

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 10/A

(Amendment No. 4)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

John Bean Technologies Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	91-1650317
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-5900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be so Registered	Name of Exchange on Which Each Class is to be Registered
Common stock, par value $0.01 per share	New York Stock Exchange
Preferred Share Purchase Rights	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐    Accelerated filer ☐    Non-accelerated filer ☒    Smaller reporting company ☐

INFORMATION INCLUDED IN INFORMATION STATEMENT

AND INCORPORATED BY REFERENCE IN FORM 10

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

This registration statement on Form 10 (the “Form 10”) incorporates by reference information contained in the information statement filed as exhibit 99.1 hereto (the “information statement”). The cross-reference table below identifies where the items required by Form 10 can be found in the information statement.

Item No.	Item Caption	Location in Information Statement
1.	Business	“Executive Summary” and “Business”

1A.	Risk Factors	“Risk Factors”

2.	Financial Information	“Summary—Summary Combined Financial Data;” “Capitalization;” “Unaudited Pro Forma Combined Financial Data;” “Selected Combined Financial Data;” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

3.	Properties	“Business —Facilities and Properties”

4.	Security Ownership of Certain Beneficial Owners and Management	“Security Ownership by Certain Beneficial Owners and Management”

5.	Directors and Executive Officers	“Management”

6.	Executive Compensation	“Executive Compensation”

7.	Certain Relationships and Related Transactions, and Director Independence	“Our Relationship with FMC Technologies After the Spin-Off” and “Corporate Governance”

8.	Legal Proceedings	“Business—Legal Proceedings”

9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	“Summary;” “Risk Factors;” “The Spin-Off;” “Capitalization;” “Dividend Policy;” and “Description of Our Capital Stock”

10.	Recent Sale of Unregistered Securities	None

11.	Description of Registrant’s Securities to be Registered	“Description of Our Capital Stock”

12.	Indemnification of Directors and Officers	“Description of Our Capital Stock;” and “Our Relationship with FMC Technologies After the Spin-Off”

13.	Financial Statements and Supplementary Data	“Summary—Summary Combined Financial Data;” “Unaudited Pro Forma Combined Financial Data;” “Selected Combined Financial Data;” “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and “Index to Combined Financial Statements” including the Combined Financial Statements

14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None

15.	Financial Statements and Exhibits

(a)	List of Financial Statements

The following historical and pro forma combined financial statements of John Bean Technologies Corporation are included in the information statement and filed as part of this registration statement on Form 10:

(1)	Audited Combined Financial Statements, including Report of Independent Registered Public Accounting Firm, as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007;

(2)	Unaudited Combined Financial Statements as of March 31, 2007 and 2008 and for the three months ended March 31, 2007 and 2008; and

(3)	Unaudited Pro Forma Combined Income Statements for the year ended December 31, 2007 and for the three months ended March 31, 2008 and Unaudited Pro Forma Balance Sheet as of March 31, 2008.

(b)	Exhibits

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Exhibit Description
2.1*	Form of Separation and Distribution Agreement between FMC Technologies, Inc. and John Bean Technologies Corporation (“JBT Corporation”)

3.1*	Amended and Restated Certificate of Incorporation of JBT Corporation

3.2*	Amended and Restated By-Laws of JBT Corporation

4.1*	Specimen common stock certificate of JBT Corporation

4.2*	Form of Rights Agreement between JBT Corporation and National City Bank, as rights agent

4.3†	Form of Certificate of Designations of Series A Junior Participating Preferred Stock

10.1*	Form of Tax Sharing Agreement between JBT Corporation and FMC Technologies, Inc.

10.2*	Form of Trademark License Agreement between JBT Corporation and FMC Technologies, Inc.

10.3*	Form of Trademark Assignment and Coexistence Agreement

10.4*	Form of John Bean Technologies Corporation Incentive Compensation and Stock Plan

10.5*	JBT Corporation Employees’ Retirement Program

10.6*	John Bean Technologies Corporation Savings and Investment Plan

21.1*	List of Subsidiaries of JBT Corporation

99.1	Preliminary Information Statement of JBT Corporation, subject to completion, dated July 10, 2008

*	Previously filed
†	Incorporated by reference to Exhibit A to the Form of Rights Agreement between JBT Corporation and National City Bank, as rights agent, previously filed as Exhibit 4.2 hereto

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

John Bean Technologies Corporation

By:	/S/ CHARLES H. CANNON, JR.
Name:	Charles H. Cannon, Jr.
Title:	Chairman of the Board, Chief Executive Officer and President

Dated: July 10, 2008